Exhibit 99.2
First Quarter 2008 Results May 6, 2008 11:00 AM EDT Dial In Number 800-895-0231 Domestic 785-424-1054 International Conference ID: ALTRA Replay Number through May 13, 2008 800-283-8486 Domestic 402-220-0869 International Conference ID: ALTRA

Safe Harbor Statement Forward Looking Statements All statements, other than statements of historical fact included in this release are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on financial data, market assumptions and business plans available only as of the time the statements are made, which may become out of date or incomplete. Forward-looking statements are inherently uncertain, and investors must recognize that events could differ significantly from our expectations. In addition to the risks and uncertainties noted in this release, there are certain factors that could cause actual results to differ materially from those anticipated by some of the statements made. These include: (1) competitive pressures, (2) changes in economic conditions in the US and abroad, (3) loss of distributors, (4) the ability to develop new products and respond to customer needs, (5) risks associated with international operations, including currency risks, (6) accuracy of estimated forecasts of OEM customers, (7) increased costs of raw materials used in our products, (8) product liability claims, (9) work stoppages and other labor issues, (10) changes in environmental, tax and other laws and changes in the enforcement of laws, (11) loss of key management and other personnel, (12) changes in pension and retirement liabilities, (13) the ability to achieve business plans, including with respect to an uncertain economic environment; (14) the ability to successfully execute, manage and integrate key acquisitions and mergers (15) failure to obtain or protect intellectual property rights, (16) failure of operating equipment or information technology infrastructure and (17) risks associated with our debt leverage and operating covenants under our debt instruments, (18) as well as other risks, uncertainties and other factors described in the company's Form 10-Q, Form 10-K and in the company's other filings with the U.S. Securities and Exchange Commission (SEC) or in materials incorporated therein by reference. Altra Holdings, Inc. is under no obligation to, and expressly disclaims any obligation to, update or, alter its forward looking statements, whether as a result of new information, future events or otherwise.

Record Quarterly Financial Results in 1st Quarter 2008 Net sales increased 23.0% (adjusted for acquisitions 4.8%) Operating income improved 36.4% Recurring net income increased from $6.7M to $9.7M Recurring EPS increased from $0.29 to $0.37, an increase of 27.6% Adjusted EBITDA grew 33.7% and was 16.7% of sales Improved leverage to 2.4x adjusted EBITDA Reduced debt by $3.0M Compared to 1st Quarter 2007:

1st Quarter 2008 Financial Highlights Solid Top Line Growth with Continued Margin Improvement

1st Quarter 2008 Recurring Net Income

Balance Sheet Highlights

Operations Update Top Line Growth Initiatives Incoming Orders Acquisition Synergies Geographic New Products Margin Improvement Initiatives Acquisition Synergies Price Increases Productivity Improvements - ABS Low Cost Country Sourcing & Manufacturing

Reconfirm 2008E Outlook $630 - $645 Million Sales $98 - $105 Million in EBITDA $1.20 - $1.35 Diluted Earnings per Share $16 - $19 Million in Capital Expenditures $21 - $23 Million in Depreciation and Amortization 36% Effective Tax Rate

Supplemental Information Adjusted EBITDA